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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                      Pacific Research & Engineering Corp.
                      ------------------------------------

                           Common Stock no par value
                           -------------------------


                                   333-858-LA
                           -------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement X.
                                                                  ---
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

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                                                        Page 2 of 6 Pages


CUSIP No. 333-858-LA 13G

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1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON

    Jack K. Williams, ####-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)_____

                                                                (b)_____
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OR ORGANIZATION:

    U.S. CITIZEN
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NUMBER OF                       5   SOLE VOTING POWER
SHARES
BENEFICIALLY                    1,052,000 COMMON STOCK NO PAR
OWNED BY EACH                   -----------------------------------------
REPORTING
PERSON WITH                     6   SHARED VOTING POWER

                                1,054,000 COMMON STOCK NO PAR
                                -----------------------------------------

                                7   SOLE DISPOSITIVE POWER

                                1,052,000 COMMON STOCK NO PAR
                                -----------------------------------------

                                8   SHARED DISPOSITIVE POWER

                                1,054,000 COMMON STOCK NO PAR
                                -----------------------------------------
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                                                        Page 3 of 6 Pages

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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,054,000 COMMON STOCK NO PAR
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        46%
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12  TYPE OF REPORTING PERSON*

        INDIVIDUAL
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                                                        Page 4 of 6 Pages

Item 1(a)       Name of Issuer:

                PACIFIC RESEARCH & ENGINEERING CORP.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                2070 LAS PALMAS DRIVE, CARLSBAD, CALIFORNIA 92009

Item 2(a)       Name of Person Filing:

                JACK K. WILLIAMS

Item 2(b)       Address of Principal Business Office:

                2070 LAS PALMAS DRIVE, CARLSBAD, CALIFORNIA 92009

Item 2(c)       Citizenship:

                UNITED STATES CITIZEN

Item 2(d)       Title of Class of Securities:

                COMMON STOCK

Item 2(e)       CUSIP Number: 333-858-LA

Item 3 Type of Person:

                INDIVIDUAL

Item 4 Ownership (at December 31, 1996):

                (a)  Amount Beneficially Owned:
                                1,054,000 Common Stock


                (b)  Percent of Class:

                     46%
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                                                              Page 5 of 6 Pages

        (c)     Number of shares as to which such Person has:

                (i)     Sole power to vote or to direct the vote
                                1,052,000 Common Stock

                (ii)    Shared power to vote or to direct the vote
                                1,054,000 Common Stock

                (iii)   Sole power to dispose or to direct the disposition of
                                1,052,000 Common Stock

                (iv)    Shared power to dispose or to direct the disposition of
                                1,054,000 Common Stock

ITEM 5  OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS:

        Not applicable

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Not applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

        Not applicable

ITEM 10  CERTIFICATION:
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                                                        Page 6 of 6 Pages



                                   SIGNATURE
                                   ---------


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 13, 1997                 Signature: /s/ JACK WILLIAMS
     _____________________________                ____________________________


                                        Name/Title: JACK WILLIAMS
                                                   ---------------------------
                                                   PRESIDENT / CEO